RYAM Announces Strong Second Quarter 2024 Results
Increases 2024 EBITDA and Free Cash Flow Guidance
•Net sales for the second quarter of $419 million, up $34 million from prior year quarter
•Income from continuing operations for the second quarter of $8 million, up $24 million from prior year quarter
•Adjusted EBITDA from continuing operations for the second quarter of $68 million, up $41 million from prior year quarter, including $10 million of CEWS benefits recognized
•Total debt of $778 million; Net Secured Debt of $659 million with a covenant net secured debt ratio of 3.4 times
•2024 Adjusted EBITDA guidance increased to $205 million to $215 million
•2024 Adjusted Free Cash Flow guidance increased to $100 million to $110 million
•Given the upgraded guidance, the Company is targeting a covenant net secured debt ratio of less than 3.0 times by the end of 2024
JACKSONVILLE, Fla., August 6, 2024 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported results for its second quarter ended June 29, 2024.
“The Company delivered another solid quarter on its financial results as we continued to improve our product mix and manage operating costs. Demand for cellulose specialties has remained higher than expectations and margins have improved as we have minimized losses associated with commodity viscose pulp driven by our decision to suspend operations at our Temiscaming High Purity Cellulose plant. Along with solid EBITDA results, the Company generated $69 million of Adjusted Free Cash Flow, which was supported by the $39 million sale of our refund rights related to our softwood lumber duties. As a result, we reduced our net secured debt leverage ratio to 3.4 times covenant EBITDA,” stated De Lyle Bloomquist, President and CEO of RYAM. “In addition to the solid financial results, we have also made significant progress on executing our Biomaterials strategy. The bioethanol facility in Tartas began shipments in April and is ramping up production. We also continue to advance other Biomaterials projects, including bioethanol and prebiotics at our Fernandina and Jesup plants, respectively.
“With the better-than-expected start to 2024, reduced exposure to commodity viscose pulp, progress in reducing operating costs and tightening market dynamics, we are increasing our full-year 2024 Adjusted EBITDA guidance to $205 to $215 million and Adjusted Free Cash Flow to $100 to $110 million. With this improvement in our financial metrics, we are confident that we will refinance our senior secured notes prior to them becoming current in early 2025,” concluded Mr. Bloomquist.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Second Quarter 2024 Financial Results
The Company reported net income of $11 million, or $0.17 per diluted share, for the quarter ended June 29, 2024, compared to a net loss of $17 million, or $(0.26) per diluted share, for the prior year quarter. Income from continuing operations for the quarter ended June 29, 2024 was $8 million, or $0.12 per diluted share, compared to a loss from continuing operations of $16 million, or $(0.24) per diluted share, for the prior year quarter.
The Company operates in three business segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales was comprised of the following for the periods presented:

	Three Months Ended			Six Months Ended
(in millions)	June 29, 2024	March 30, 2024	July 1, 2023	June 29, 2024	July 1, 2023
High Purity Cellulose	$332	$307	$300	$639	$674
Paperboard	60	53	48	113	107
High-Yield Pulp	33	34	44	67	86
Eliminations	(6)	(6)	(7)	(12)	(15)
Net sales	$419	$388	$385	$807	$852
Operating results were comprised of the following for the periods presented:

	Three Months Ended			Six Months Ended
(in millions)	June 29, 2024	March 30, 2024	July 1, 2023	June 29, 2024	July 1, 2023
High Purity Cellulose	$30	$21	$—	$51	$13
Paperboard	12	8	6	20	16
High-Yield Pulp	1	(1)	1	—	8
Corporate	(15)	(11)	(14)	(26)	(27)
Operating income (loss)	$28	$17	$(7)	$45	$10
High Purity Cellulose
Net sales for the second quarter increased $32 million, or 11 percent, to $332 million compared to the same prior year quarter. Included in the current and prior year quarters were $23 million and $22 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Due to improved mix, total sales prices increased 5 percent. Total sales volumes increased 5 percent due to a 25 percent increase in cellulose specialties volumes that was partially offset by a 13 percent decrease in commodity volumes. Cellulose specialties sales volumes increased due to additional volumes sold to customers affected by the indefinite suspension of Temiscaming HPC operations that began in the third quarter, the closure of a competitor’s plant in late 2023 and a continued uptick in ethers sales. The decrease in commodity sales volumes was primarily driven by a higher mix of cellulose specialties production.
Net sales for the six months ended June 29, 2024 decreased $35 million, or 5 percent, to $639 million compared to the same prior year period. Included in the current and prior year six-month periods were $46 million and $45 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Total sales prices increased 2 percent due to a 1 percent increase in cellulose specialties prices that was partially offset by a 6 percent decrease in commodity prices. Despite a cellulose specialties sales volumes increase of 2 percent, total sales volumes decreased 7 percent driven by a 16 percent decrease in commodity volumes. Increased cellulose specialties sales volumes resulting from the additional volumes sold ahead of the suspension of Temiscaming HPC operations, the closure of a competitor’s plant in late 2023 and an uptick in ethers sales were nearly entirely offset by the one-time favorable impact from a change in customer contract terms in the prior year first quarter. The decrease in commodity sales volumes was primarily driven by a higher mix of cellulose specialties production.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Operating income for the quarter and six months ended June 29, 2024 increased $30 million and $38 million, respectively, compared to the same prior year periods. The quarter increase was driven by the higher cellulose specialties sales volumes, decreased key input and logistics costs and higher productivity, partially offset by the impact of the timing of planned maintenance outages compared to the prior year. The increase in the six-month period was driven by the increase in cellulose specialties sales prices and volumes, decreased key input and logistics costs and higher productivity, partially offset by the lower commodity sales prices and volumes and the impact of the timing of planned maintenance outages compared to the prior year. Also included in operating income in the current quarter and six-month periods was the recognition of $5 million in Canada Emergency Wage Subsidy (CEWS) benefit claims deferred since 2021 and $7 million in costs incurred related to the suspension of Temiscaming HPC operations. Included in the operating results of the prior year quarter and six-month periods was the recognition of a $3 million benefit from payroll tax credit carryforwards and $4 million and $11 million, respectively, of energy cost benefits from sales of excess emission allowances that did not repeat in the current year.
Compared to the first quarter of 2024, net sales increased $25 million driven by a 6 percent increase in total sales prices, comprised of a 5 percent increase in commodity prices and flat cellulose specialties prices, and a 3 percent increase in total sales volumes, including a 14 percent increase in cellulose specialties volumes driven by volumes sold ahead of the suspension of Temiscaming HPC operations, partially offset by a 9 percent decrease in commodity volumes due to a higher mix of cellulose specialties production. Operating income increased $9 million primarily due to the higher commodity sales prices and cellulose specialties sales volumes, lower production costs and the income recognized related to the CEWS benefit claims, partially offset by the lower commodity sales volumes, increases in key input and labor costs and the recognition of costs incurred related to the suspension of Temiscaming HPC operations.
Paperboard
Net sales for the second quarter increased $12 million, or 25 percent, to $60 million compared to the same prior year quarter. Net sales for the six months ended June 29, 2024 increased $6 million, or 6 percent, to $113 million compared to the same period year period. Sales volumes increased 38 percent and 17 percent during the quarter and six-month periods, respectively, due to the easing of prior year customer destocking. Sales prices decreased 8 percent and 10 percent, respectively, driven by mix and increased competitive activity from European imports.
Operating income for the quarter and six months ended June 29, 2024 increased $6 million and $4 million, respectively, compared to the same prior year periods. These quarter and six-month increases were each driven by the higher sales volumes and lower purchased pulp costs, partially offset by the lower sales prices and the impact of the planned maintenance outage in the prior year. Also included in operating income in the current quarter and six-month periods was the recognition of $2 million in CEWS benefit claims deferred since 2021.
Compared to the first quarter of 2024, operating income increased $4 million driven by a 16 percent increase in sales volumes due to increased demand and the income recognized related to the CEWS benefit claims, partially offset by higher purchased pulp costs. Sales prices were flat.
High-Yield Pulp
Net sales for the second quarter decreased $11 million, or 25 percent, to $33 million compared to the same prior year quarter. Net sales for the six months ended June 29, 2024 decreased $19 million, or 22 percent, to $67 million compared to the same prior year period. Sales prices decreased 9 percent and 18 percent during the quarter and six-month periods, respectively, due to market supply dynamics in China. Sales volumes decreased 25 percent and 8 percent, respectively, due to lower demand.
Operating income for the quarter and six months ended June 29, 2024 was flat and decreased $8 million, respectively, compared to the same prior year periods. In both the quarter and six-month periods, the lower sales prices and volumes and the impact of the planned maintenance outage in the prior year were offset by lower logistics and chemicals costs. Also included in operating income in the current quarter and six-month periods was the recognition of $2 million in CEWS benefit claims deferred since 2021.
Compared to the first quarter of 2024, operating results increased $2 million due to a 3 percent increase in sales prices, lower chemicals costs and the income recognized related to the CEWS benefit claims, partially offset by a 10 percent decrease in sales volumes.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Corporate
Operating loss for the quarter and six months ended June 29, 2024 increased $1 million and decreased $1 million, respectively, compared to the same prior year periods. The increase in the quarter loss was driven by higher costs related to the Company’s ERP transformation project and higher variable compensation costs and discounting and financing fees, partially offset by more favorable foreign exchange rates in the current quarter. The improvement in the operating loss in the six-month period was driven by more favorable foreign exchange rates in the current year, partially offset by higher costs related to the Company’s ERP transformation project and higher variable compensation costs and discounting and financing fees.
Compared to the first quarter of 2024, operating loss increased $4 million driven by less favorable foreign exchange rates in the current quarter and higher ERP transformation project costs and environmental expense.
Non-Operating Income & Expense
Interest expense for the quarter and six months ended June 29, 2024 increased $5 million and $11 million, respectively, compared to the same prior year periods driven by an increase in the average effective interest rate on debt, partially offset by a decrease in the average outstanding balance of debt. Total debt decreased $56 million from July 1, 2023 to June 29, 2024.
Included in “other income, net” in the six months ended June 29, 2024 was a $1 million impact from favorable foreign exchange rates.
Included in “other income, net” in the quarter and six months ended July 1, 2023 was a $2 million gain on a passive land sale and a $1 million net gain on debt extinguishment, which were partially offset by a $1 million impact from unfavorable foreign exchange rates. Also included in the prior six-month period was a pension settlement loss of $2 million.
Income Taxes
The effective tax rate on the income from continuing operations for the quarter and six months ended June 29, 2024 was a benefit of 11 percent and 21 percent, respectively. The 2024 effective tax rate differed from the federal statutory rate of 21 percent primarily due to the release of certain tax reserves, return-to-accrual adjustments, excess deficit on vested stock compensation and changes in the valuation allowance on disallowed interest deductions.
The effective tax rate on the loss from continuing operations for the quarter and six months ended July 1, 2023 was a benefit of 18 percent and 32 percent, respectively. The 2023 effective tax rates differed from the federal statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S. and nondeductible executive compensation, offset by U.S. tax credits, return-to-accrual adjustments related to previously filed tax returns and an excess tax benefit on vested stock compensation.
Discontinued Operations
During the quarter ended June 29, 2024, the Company recorded pre-tax income from discontinued operations of $5 million related to CEWS benefit claims deferred since 2021 and a loss of $1 million on the sale of its softwood lumber duty refund rights.
Cash Flows & Liquidity
The Company generated operating cash flows of $99 million during the six months ended June 29, 2024, driven by lower costs, proceeds of $39 million for the sale of its duty refund rights and net tax refunds of $5 million, partially offset by cash outflows from working capital and payments of interest on long-term debt.
The Company used $58 million in investing activities during the six months ended June 29, 2024 related to net capital expenditures, which included $28 million of strategic capital spending focused on the investment in the 2G bioethanol plant in Tartas.
The Company had $1 million of net cash outflows from financing activities during the six months ended June 29, 2024 as net borrowings of long-term debt were offset by Term Loan financing fees paid in the first quarter.
The Company ended the second quarter with $260 million of global liquidity, including $114 million of cash, borrowing capacity under the ABL Credit Facility of $135 million and $11 million of availability under the France factoring facility.
As of June 29, 2024, the Company’s consolidated secured net leverage ratio was 3.4 times covenant EBITDA.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

2024 Outlook
The Company is actively pursuing the refinancing of its 2026 Senior Notes before they go current in January 2025 and strongly believes that, due to improving business performance and credit metrics, it will secure refinancing at satisfactory terms. The Company has engaged Houlihan Lokey to explore refinancing options.
In October 2023, the Company announced that it is exploring the potential sale of its Paperboard and High-Yield Pulp assets located at its Temiscaming site. The Company continues to run a thorough process involving multiple suitors. While this process has been slowed due to complexities relating to the recently announced indefinite suspension of operations of the site’s HPC line, the Company remains highly committed to completing a near-term sale of these assets at a fair price.
In July 2024, the Company indefinitely suspended operations at its Temiscaming HPC plant. This plan is expected to mitigate high capital needs and operating losses related to exposure to commodity viscose products and improve the Company’s consolidated free cash flow, however, future operational loss reductions will be partially offset by custodial site expenses. In connection with the suspension of operations, the Company expects to incur one-time operating charges in 2024 of approximately $25 million to $30 million, including mothballing and severance and other employee costs. Further, the Company also expects to incur non-cash charges in the third quarter of 2024 related to asset impairments. The Company continues to expect that for 2024, the suspension of the Temiscaming HPC plant will be positive to Adjusted EBITDA and will increase free cash flow by $25 million to $30 million as lower capital expenditures and benefits from the monetization of working capital are expected to more than offset the one-time and other cash costs associated with the suspension of operations.
The Company expects to generate between $205 million and $215 million of Adjusted EBITDA in 2024 with $100 million to $110 million of Adjusted Free Cash Flow, including passive asset sales but excluding any operating asset sales.
The following market assessment represents the Company’s current outlook of its business segments’ future performance.
High Purity Cellulose
Average sales prices for cellulose specialties in 2024 are expected to increase by a low single-digit percentage as compared to average sales prices in 2023 as the Company continues to prioritize value over volume. Sales volumes for cellulose specialties are expected to increase compared to 2023 driven by increased volumes from the closure of a competitor’s plant, a modest increase in ethers sales and additional volume sold to customers ahead of the suspension of Temiscaming HPC operations, partially offset by a one-time favorable impact from a change in customer contract terms in the prior year first quarter and customer destocking in the acetate markets. Demand for RYAM commodity products remains stable. Commodity average sales prices are expected to be in line with 2023 prices. Commodity sales volumes are expected to increase slightly in the second half of 2024 due to increased fluff sales. Costs are expected to be lower in 2024 driven by lower key input and logistics costs, improved productivity and the suspension of operations at the Temiscaming HPC plant, partially offset by increased maintenance costs due to the timing of projects and net custodial site expenses related to the suspension. The Company’s bioethanol facility in Tartas, France became operational in the first quarter of 2024 and is expected to deliver $3 million to $4 million of EBITDA in 2024, growing to $8 million to $10 million beginning in 2025. EBITDA in the third quarter of 2024 is expected to be lower than the second quarter of 2024 due to the anticipated net custodial site expenses at the Temiscaming site, no additional CEWS benefits to be recognized and lower cellulose specialties volumes to be sold ahead of the suspension of operations; however, EBITDA in the third quarter of 2024 is expected to be significantly stronger than the third quarter of 2023.
Paperboard
Paperboard prices in the second half of 2024 are expected to decrease slightly compared to the first half of 2024, while sales volumes are expected to increase slightly as inventories reduce, despite higher planned maintenance downtime for the Company’s distributed control system upgrade. Raw material prices are expected to increase compared to the first half of the year. Overall, the Company expects a decline in EBITDA from this segment in the coming quarter.
High-Yield Pulp
High-Yield Pulp prices are expected to decline in the second half of 2024, while sales volumes are expected to increase due to improved productivity. Overall, the Company expects to generate moderately higher EBITDA from this segment in the coming quarter.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Corporate
Corporate costs are expected to increase in the second half of 2024 as the Company continues its ERP transformation project and considering the favorable foreign exchange rates in the first half of the year. The ERP transformation project will enhance the Company’s operating and reporting systems and is expected to drive additional improvements and efficiencies beginning in 2025.
Biomaterials Strategy
The Company continues to invest in new products to provide both increased end market diversity and incremental profitability. These new products will target the growing green energy and renewable product markets. The Company’s bioethanol facility in Tartas, France is operating as expected and represents a significant milestone towards the Company’s goal of generating $42 million of annual EBITDA from these biomaterial products in 2027. The Company has submitted notice of its GRAS (generally recognized as safe) self-certification for a prebiotics product to the U.S. Food and Drug Administration and continues to move forward with plans for a bioethanol facility in Fernandina. The Company is also advancing various other projects and is in the final stages of securing green capital to support these efforts.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, August 7, 2024 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the Company’s website shortly after the call.
Investors may listen to the conference call by dialing 800-715-9871, no passcode required. For international parties, dial 646-307-1963, Conference ID 3242908. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, August 21, 2024. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Access ID 13748045.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading high purity cellulose products, are also used to produce biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2023. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “target,” “believe,” “intend,” “plan,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended June 29, 2024. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
The Company’s operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

the risks described below. If any of the events described in the following risk factors occur, the Company’s business, financial condition, operating results and cash flows, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by geopolitical conflicts and related impacts. The Company is subject to risks associated with epidemics and pandemics, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in the availability and price of raw materials and energy and continued inflationary pressure could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. Business and Operational Risks The Company’s ten largest customers represented approximately 40 percent of 2023 revenue and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s production facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company faces substantial asset risk, including the potential for impairment related to long-lived assets and the potential impact to the value of recorded deferred tax assets. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company is dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to develop new products or discover new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to a cybersecurity incident could materially adversely impact the business. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential longer-term impacts of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Covenants in the Company’s debt agreements may impair its ability to operate its business. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flow, adjusted net income, adjusted net debt and net secured debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Six Months Ended
	June 29, 2024	March 30, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$419	$388	$385	$807	$852
Cost of sales	(371)	(351)	(370)	(722)	(800)
Gross margin	48	37	15	85	52
Selling, general and administrative expense	(21)	(21)	(18)	(42)	(37)
Foreign exchange gain (loss)	—	3	(2)	3	(2)
Indefinite suspension charges	(7)	—	—	(7)	—
Other operating income (expense), net	8	(2)	(2)	6	(3)
Operating income (loss)	28	17	(7)	45	10
Interest expense	(21)	(21)	(16)	(42)	(31)
Other income, net	1	2	4	3	2
Income (loss) from continuing operations before income tax	8	(2)	(19)	6	(19)
Income tax benefit	1	—	3	2	6
Equity in loss of equity method investment	(1)	—	—	(1)	(1)
Income (loss) from continuing operations	8	(2)	(16)	7	(14)
Income (loss) from discontinued operations, net of tax	3	—	(1)	3	(1)
Net income (loss)	$11	$(2)	$(17)	$10	$(15)

Basic and Diluted earnings per common share
Income (loss) from continuing operations	$0.12	$(0.02)	$(0.24)	$0.10	$(0.22)
Income (loss) from discontinued operations	0.05	—	(0.02)	0.05	(0.02)
Net income (loss)	$0.17	$(0.02)	$(0.26)	$0.15	$(0.24)

Weighted average shares used in determining EPS
Basic EPS	65,716,362	65,447,454	65,226,344	65,582,651	64,865,272
Diluted EPS	68,790,311	65,447,454	65,226,344	68,006,328	64,865,272
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	June 29, 2024	December 31, 2023
Assets
Cash and cash equivalents	$114	$76
Other current assets	521	499
Property, plant and equipment, net	1,057	1,075
Other assets	505	533
Total assets	$2,197	$2,183

Liabilities and Stockholders’ Equity
Debt due within one year	$25	$25
Other current liabilities	352	351
Long-term debt	753	752
Non-current environmental liabilities	160	160
Other liabilities	152	148
Total stockholders’ equity	755	747
Total liabilities and stockholders’ equity	$2,197	$2,183

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Six Months Ended
	June 29, 2024	July 1, 2023
Operating Activities
Net income (loss)	$10	$(15)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
(Income) loss from discontinued operations	(3)	1
Depreciation and amortization	67	68
Other	5	(1)
Changes in working capital and other assets and liabilities	20	31
Cash provided by operating activities	99	84

Investing Activities
Capital expenditures, net of proceeds	(58)	(54)
Cash used in investing activities	(58)	(54)

Financing Activities
Changes in debt	1	(21)
Other	(2)	(5)
Cash used in financing activities	(1)	(26)

Net increase in cash and cash equivalents	40	4
Net effect of foreign exchange on cash and cash equivalents	(2)	1
Balance, beginning of period	76	152
Balance, end of period	$114	$157
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Six Months Ended
	June 29, 2024	March 30, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,371	$1,299	$1,301	$1,335	$1,313
Paperboard	$1,384	$1,382	$1,498	$1,383	$1,536
High-Yield Pulp (external sales)	$574	$559	$633	$566	$691

Sales Volumes (thousands of metric tons)
High Purity Cellulose	225	219	214	444	479
Paperboard	44	38	32	82	70
High-Yield Pulp (external sales)	45	50	60	95	103

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended June 29, 2024
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$30	$13	$1	$(36)	$8
Depreciation and amortization	29	2	1	1	33
Interest expense, net	—	—	—	21	21
Income tax benefit	—	—	—	(1)	(1)
EBITDA-continuing operations	59	15	2	(15)	61
Indefinite suspension charges	7	—	—	—	7
Adjusted EBITDA-continuing operations	$66	$15	$2	$(15)	$68

	Three Months Ended March 30, 2024
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$21	$8	$(1)	$(30)	$(2)
Depreciation and amortization	29	4	1	—	34
Interest expense, net	—	—	—	20	20
Income tax benefit	—	—	—	—	—
EBITDA and Adjusted EBITDA-continuing operations	$50	$12	$—	$(10)	$52

	Three Months Ended July 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$—	$6	$1	$(23)	$(16)
Depreciation and amortization	28	4	—	1	33
Interest expense, net	—	—	—	14	14
Income tax benefit	—	—	—	(3)	(3)
EBITDA-continuing operations	28	10	1	(11)	28
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$28	$10	$1	$(12)	$27
E

	Six Months Ended June 29, 2024
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$51	$21	$—	$(65)	$7
Depreciation and amortization	58	6	2	1	67
Interest expense, net	—	—	—	41	41
Income tax benefit	—	—	—	(2)	(2)
EBITDA-continuing operations	109	27	2	(25)	113
Indefinite suspension charges	7	—	—	—	7
Adjusted EBITDA-continuing operations	$116	$27	$2	$(25)	$120

	Six Months Ended July 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$13	$16	$8	$(51)	$(14)
Depreciation and amortization	59	7	1	1	68
Interest expense, net	—	—	—	29	29
Income tax benefit	—	—	—	(6)	(6)
EBITDA-continuing operations	72	23	9	(27)	77
Pension settlement loss	—	—	—	2	2
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$72	$23	$9	$(26)	$78

	Annual Guidance
	2024
	Low	High
Loss from continuing operations	$(57)	$(52)
Depreciation and amortization	140	140
Interest expense, net	85	85
Income tax expense(b)	12	12
EBITDA-continuing operations	180	185
Indefinite suspension charges	25	30
Adjusted EBITDA-continuing operations	$205	$215

(a)EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flow(a)

	Six Months Ended
	June 29, 2024	July 1, 2023
Cash provided by operating activities	$99	$84
Capital expenditures, net	(30)	(32)
Adjusted free cash flow	$69	$52

	Annual Guidance Range
	2024
	Low	High
Cash provided by operating activities	$175	$185
Capital expenditures, net	(75)	(75)
Adjusted free cash flow	$100	$110

(a)Adjusted free cash flow is defined as cash provided by (used in) operating activities adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flow is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt and Net Secured Debt(a)

	June 29, 2024	December 31, 2023
Debt due within one year	$25	$25
Long-term debt	753	752
Total debt	778	777
Unamortized premium, discount and issuance costs	17	20
Cash and cash equivalents	(114)	(76)
Adjusted net debt	681	721
Unsecured debt	(22)	(23)
Net secured debt	$659	$698

(a)Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash. Net secured debt is defined as adjusted net debt less unsecured debt.
Adjusted Income (Loss) from Continuing Operations(a)

	Three Months Ended						Six Months Ended
	June 29, 2024		March 30, 2024		July 1, 2023		June 29, 2024		July 1, 2023
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$8	$0.12	$(2)	$(0.02)	$(16)	$(0.24)	$7	$0.10	$(14)	$(0.22)
Indefinite suspension charges	7	0.10	—	—	—	—	7	0.10	—	—
Pension settlement loss	—	—	—	—	—	—	—	—	2	0.04
Gain on debt extinguishment	—	—	—	—	(1)	(0.01)	—	—	(1)	(0.01)
Tax effect of adjustments	(2)	(0.03)	—	—	—	—	(2)	(0.03)	—	—
Adjusted income (loss) from continuing operations	$13	$0.19	$(2)	$(0.02)	$(17)	$(0.25)	$12	$0.17	$(13)	$(0.19)

(a)Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for items that management believes are not representative of core operations.
H